Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
EXABYTE CORPORATION
(Pursuant To Section 242)
EXABYTE CORPORATION, a Delaware corporation, hereby certifies as follows:
     FIRST: Pursuant to Section 242(b) of the Delaware General Corporation Law (the “DGCL”) the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.
     SECOND: Pursuant to Section 242 of the DGCL, the first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 350,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 30,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 4th day of August, 2003.

EXABYTE CORPORATION
By:	/s/ Amy J. Perius
	Name:	Amy J. Perius
	Title:	Corporate Secretary